Exhibit 10.6

Mirati Therapeutics, Inc. Severance Policy for
Senior Vice Presidents and Vice Presidents

This severance policy for Senior Vice Presidents and Vice Presidents (the “Policy”) refers to any circumstance under which a Senior Vice President or Vice President ceases to be part of Mirati Therapeutic, Inc.'s (the "Company") workforce. This Policy replaces, in its entirety, any prior severance agreements, policies, or plans, agreed to by you and the Company prior to October 11, 2022. For the avoidance of doubt, this Policy replaces any severance benefits included or referenced within your employment or continued employment agreements. It is beneficial for all parties that the employment separation process is as clear as possible so misunderstandings and distrust between the employee and the Company can be avoided.

1.At-Will Employment. A Vice President/Senior Vice President's employment relationship is at- will. Either you or the Company may terminate the employment relationship at any time, with or without Cause (as defined below). The at-will nature of the employment may not be altered unless in writing and signed by the employee and the Chief Executive Officer.

2.Termination of Employment; Severance and Change in Control Benefits

2.1Involuntary Termination. If you are subject to an Involuntary Termination that does not occur within the Change in Control Period, the Company shall pay to you the Accrued Amounts and in addition, you will be entitled to the benefits set forth in this Section 2.1 (the "Severance Benefits"), subject to your satisfaction of all the conditions described in Section 2.5 below. For the avoidance of doubt, in no event shall you be entitled to benefits under both Section 2.1 and Section 2.2. If you are eligible for benefits under both Section 2.1 and Section 2.2, you shall receive the benefits set forth in Section 2.2 and such benefits shall be reduced by any benefits previously provided to you under Section 2.1.

2.1.1.Cash Severance. You will receive a cash payment equal to 12 months (the "Severance Period") of your Base Salary at the rate in effect immediately prior to your Involuntary Termination (but without giving effect to any prior reduction to Base Salary by the Company which would give rise to your right to resign for Good Reason), subject to applicable payroll deductions and tax withholdings (the "Severance Payment"). The Severance Payment shall be paid to you in a lump sum on the first regular payroll date of the Company following the effective date of the Release.

2.1.2 Accelerated Vesting. The vesting and exercisability of all outstanding options, restricted stock unit awards, and other equity awards covering the Company's common stock that are held by you as of immediately prior to the Involuntary Termination, to the extent such equity awards would otherwise have vested solely conditioned on your continued services with the Company, shall accelerate vesting in accordance with their applicable vesting schedules as if you had completed an additional twelve months of service with the Company equal to the Severance Period as of the date of Involuntary Termination. For the avoidance of doubt, equity awards which vest wholly or partially subject to the attainment of performance goals are not eligible to accelerate vesting pursuant to this subsection.

2.1.3. Payment of Continued Group Health Plan Benefit. If you are eligible for and timely elect continued group health plan coverage under the Consolidated Omnibus Budget

Reconciliation Act of 1985 or any state law of similar effect ("COBRA") following your Involuntary Termination, the Company will pay your COBRA group health insurance premiums for you and your eligible dependents directly to the insurer until the earliest of (A) the end of the period immediately following your Involuntary Termination that is equal to the Severance Period (the "COBRA Payment Period"), (B) the expiration of your eligibility for continuation coverage under COBRA, or (C) the date when you become eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment, subject to the terms set forth in the Release, discussed in Section 2.5, below. For purposes of this Section, references to COBRA premiums shall not include any amounts payable by you under a Section 125 health care reimbursement plan under the Code.

2.1.4 Special Tax Treatment. Notwithstanding the foregoing, if the Company determines, in its sole discretion, that it cannot pay the COBRA Premiums on a pre-tax basis without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company shall report the applicable COBRA premiums as compensation includible in your gross income for the remainder of the COBRA Payment Period.

2.2.Involuntary Termination in Connection with a Change in Control. If your Involuntary Termination occurs during the Change in Control Period, then you shall be entitled to the Accrued Amounts and to the benefits set forth in this Section (the "Change in Control Severance Benefits"), subject to your satisfaction of all the conditions described in Section 2.5 below.

2.2.1.Cash Severance. You will receive a cash payment equal to: (i) 12 months (the "Severance Period") of your Base Salary, plus (ii) your target Annual Bonus for the year in which the Involuntary Termination occurs (in each case calculated by reference to your Base Salary rate as in effect immediately prior to your Involuntary Termination, but without giving effect to any prior reduction in Base Salary by the Company which would give rise to your right to resign for Good Reason), subject to applicable payroll deductions and tax withholdings (the "Severance Payment"). The Severance Payment shall be paid to you in a lump sum on the first regular payroll date of the Company following the effective date of the Release.

2.2.2.Full Accelerated Vesting. Effective as of the later of (i) the effective date of the Change in Control or (ii) the date of your Involuntary Termination, the vesting and exercisability of all outstanding stock options, restricted stock unit awards and other equity awards covering the Company's common stock that are held by you as of immediately prior to the effective date of the Change of Control shall accelerate vesting in full. Your equity awards shall remain outstanding following your Involuntary Termination if and to the extent necessary to give effect to this Section 2.2. For the avoidance of doubt, vesting acceleration under this subsection is conditioned upon the actual consummation of a Change in Control.

2.2.3.Payment of Continued Group Health Plan Benefit. If you are eligible for and timely elect continued group health plan coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 or any state law of similar effect ("COBRA") following your Involuntary Termination, the Company will pay your COBRA group health insurance premiums for you and your eligible dependents directly to the insurer until the earliest of (A) the end of the period immediately following your Involuntary Termination that is equal to the Severance Period (the "COBRA Payment Period"), (B) the expiration of your eligibility for continuation coverage under COBRA, or (C) the date when you become eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment, subject to the terms set forth in the Release, discussed in Section 2.5, below. For purposes of this Section, references to COBRA premiums shall not include any amounts payable by you under a Section 125 health care reimbursement plan under the Code.

2.2.4.Special Tax Treatment. Notwithstanding the foregoing, if the Company determines, in its sole discretion, that it cannot pay the COBRA Premiums on a pre-tax basis without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company shall report the applicable COBRA premiums as compensation includible in your gross income for the remainder of the COBRA Payment Period.

2.3.Accelerated Vesting of Performance Based Awards at the Time of a Change in Control. The vesting of equity awards subject to performance-based vesting and that have not vested at the time of a Change in Control, shall be accelerated following the effective date of a Change in Control. For purposes of determining the number of shares to be vested, the calculation shall assume that the applicable performance criteria were attained at the greater of (1) a 100% level or (2) the actual level of achievement of the applicable performance criteria as of the Change in Control. For the avoidance of doubt, for performance-based awards an Involuntary Termination under a Change in Control is not required. For the avoidance of doubt, for performance-based awards an Involuntary Termination under a Change in Control is not required.

2.4.Termination for Cause; Resignation Without Good Reason; Death or Disability. If the Company terminates your employment for Cause, you resign your employment with the Company without Good Reason, or your employment terminates due to your death or disability or under any other circumstances not involving an Involuntary Termination, you shall only be entitled to the Accrued Amounts. You will not be eligible for, or entitled to any severance benefits, including (without limitation) the Severance Benefits in Section 2.1 and Change in Control Severance Benefits in Section 2.2.

2.5.Conditions to Receiving Severance Benefits and Change in Control Severance Benefits. Your receipt of the Severance Benefits in Section 2.1 and the Change in Control Severance Benefits in Section 2.2 of this Policy will be conditioned upon and subject in all cases to:

2.5.1.You executing, delivering to the Company and allowing to become effective, a waiver and release of claims in a form provided by the Company and drafted in the Company's discretion, which may be included by the Company in a separate separation agreement (the "Release"), within the applicable deadline set forth therein following your Involuntary Termination, and permitting the Release to become effective in accordance with its terms, which effective date of the Release may not be later than sixty (60) days following the date of your Involuntary Termination (such sixty (60) day deadline, the "Release Deadline");

2.5.2.Your compliance with your continuing obligations to the Company under this Policy and the Proprietary Information and Invention Assignment Agreement ("PIIA"); and

2.5.3.Your resignation from all offices, directorships and trusteeships then held by you at the Company or any affiliate of the Company, with such resignation to be effective upon your date of Involuntary Termination, unless otherwise requested by the Company.

2.6.Definitions. The terms used in this Policy shall have the following meanings:

2.6.1."Accrued Amounts" means your Base Salary that is earned but unpaid as of your employment termination date, any unreimbursed business expenses, and any accrued but unused personal time off or vacation benefits, excluding sick leave benefits earned by the employment termination date.

2.2.1."Cause" shall mean, for purposes of this Policy, your (i) material breach of your obligations under this Policy, the PIIA, or any code of ethics or conduct-related policy adopted by the Company from time to time, or of any other material contract with the Company or statutory duty owed to the Company; (ii) neglect or failure to conscientiously and diligently carry out your functions and/or duties after you have received a written demand of performance from the Company which specifically set forth the factual basis for the Company's belief that you have not substantially performed your functions and have failed to cure such non-performance to the Company's satisfaction within ten (10) business days after receiving such notice; (iii) commission of any act that is reasonably likely to lead to a conviction of, or plea of nolo contendere to, any crime involving fraud, embezzlement or any other act of moral turpitude under the laws of the United States or of any jurisdiction applicable to you; or (iv) commission or attempted commission of, or participation (whether by affirmative act or omission) in, a fraud or act of dishonesty against the Company.

2.2.2."Change in Control" has the meaning ascribed to such term in the Plan.

2.2.3."Change in Control Period" means the period commencing three (3) months prior to a Change in Control and ending twenty-four (24) months following a Change in Control.

2.2.4."Good Reason" for you to resign your employment with the Company means the occurrence of any of the following events without your express written consent; provided, however, that any such resignation by you due to any of the following conditions shall only be deemed for Good Reason if: (1) you give the Company written notice of the intent to terminate for Good Reason within sixty (60) days following the first occurrence of the particular condition or conditions that you believe constitutes Good Reason, which notice shall describe such condition(s); provided, however, that failure to provide such notice shall not operate as a waiver of your right to resign employment for Good Reason based on the occurrence of a different condition or subsequent occurrence of the same condition; (2) the Company fails to remedy such condition(s) within thirty (30) days following receipt of the written notice (the "Cure Period") of such condition(s) from you; and (3) you actually resign employment from all positions you then hold with the Company within the first thirty (30) days after expiration of the Cure Period:

2.6.6.1.a material reduction in your authority, duties, or responsibilities;

2.6.6.2.a material reduction of your then current Base Salary, and regardless of whether implemented in a single reduction or a series of reductions, which the parties agree is a reduction of at least five percent (5%) of your Base Salary; notwithstanding the foregoing, such a material reduction of your Base Salary shall not constitute "Good Reason" if such material reduction was made under a salary reduction program that commenced at least three (3) months prior to a Change in Control and is applicable generally to the Company's similarly situated leadership team members;

2.6.6.3.any relocation of your principal place of employment to a place that increases your one-way commute by more than fifty (50) miles, by vehicle, provided, however, that required travel for Company business shall not constitute "Good Reason"; or

2.6.6.4.the Company's material breach of this Policy.

2.2.5."Involuntary Termination" means a termination of your employment with the Company pursuant to either (i) a termination initiated by the Company without Cause, or (ii) your resignation for Good Reason, and provided in either case such termination constitutes a Separation from Service. An Involuntary Termination does not include any other termination of your employment, including a termination due to your death or disability.

2.2.6."Plan" shall mean the Company's 2022 Equity Incentive Plan, as amended from time to time, and any successor plan thereto.

2.2.7."Separation from Service" means a "separation from service", as defined under Treasury Regulation Section 1.409A-1(h).

3.Section 409A. It is intended that all of the severance benefits and other payments payable under this Policy satisfy, to the greatest extent possible, the exemptions from the application of U.S. Internal Revenue Code of 1986 ("Code") Section 409A provided under Treasury Regulations Sections 1.409A1(b)(4), 1.409A1(b)(5) and 1.409A1(b)(9), and this Policy will be construed to the greatest extent possible as consistent with those provisions, and to the extent no so exempt, this Policy (and any definitions hereunder) will be construed in a manner that complies with Section 409A. For all purposes of Code Section 409A (including, without limitation, for purposes of Treasury Regulations Sections 1.409A2(b)(2)(i) and (iii)), your right to receive any installment payments under this Policy (whether severance payments, reimbursements or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment. Notwithstanding any provision to the contrary in this Policy, if you are deemed by the Company at the time of your Separation from Service to be a "specified employee" for purposes of Code Section 409A(a)(2)(B)(i), and if any of the payments upon Separation from Service set forth herein and/or under any other agreement with the Company are deemed to be "deferred compensation," then to the extent delayed commencement of any portion of such payments is required in order to avoid a prohibited distribution under Code Section 409A(a)(2)(B)(i) and the related adverse taxation under Section 409A, such payments shall not be provided to you prior to the earliest of (i) the first date following expiration of the six-month period following the date of your Separation from Service with the Company, (ii) the date of your death or
(iii) such earlier date as permitted under Section 409A without the imposition of adverse taxation. Upon the first business day following the expiration of such applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this Paragraph shall be paid in a lump sum to you, and any remaining payments due shall be paid as otherwise provided herein or in the applicable agreement. No interest shall be due on any amounts so deferred. If the severance benefits are not covered by one or more exemptions from the application of Section 409A and the Release Deadline occurs in the calendar year following the calendar year of your Separation from Service, the Release will not be deemed effective any earlier than the Release Deadline for purposes of determining the timing of provision of any severance benefits.

4.Section 280G. If any payment or benefit you will or may receive from the Company or otherwise (a "280G Payment") would (i) constitute a "parachute payment" within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the "Excise Tax"), then any such 280G Payment pursuant to this Amendment or otherwise (a "Payment") shall be equal to the Reduced Amount. The "Reduced Amount" shall be either (x) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount (i.e., the amount determined by clause (x) or by clause (y)), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in your receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in a Payment is required pursuant to the preceding sentence and the Reduced Amount is determined pursuant to clause (x) of the preceding sentence, the reduction shall occur in the manner (the "Reduction Method") that results in the greatest economic benefit for you. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata (the "Pro Rata Reduction Method").

1.1Notwithstanding the foregoing, if the Reduction Method or the Pro Rata Reduction Method would result in any portion of the Payment being subject to taxes pursuant to Section 409A that would not otherwise be subject to taxes pursuant to Section 409A, then the Reduction Method and/or the Pro Rata Reduction Method, as the case may be, shall be modified so as to avoid the imposition of taxes pursuant to Section 409A as follows: (A) as a first priority, the modification shall preserve to the greatest extent possible, the greatest economic benefit for you as determined on an after-tax basis;
(B) as a second priority, Payments that are contingent on future events (e.g., being terminated without Cause), shall be reduced (or eliminated) before Payments that are not contingent on future events; and (C) as a third priority, Payments that are "deferred compensation" within the meaning of Section 409A shall be reduced (or eliminated) before Payments that are not deferred compensation within the meaning of Section 409A.

4.2. The accounting firm engaged to perform the foregoing calculations shall be selected by the Company prior to the effective date of the Change in Control transaction triggering the Payment, unless you and the Company mutually agree on an alternative accounting firm. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change in Control transaction, the Company shall appoint a nationally recognized accounting firm to make the determinations required hereunder. The Company shall determine all assumptions related to the 280G calculations, in consultation with the accounting firm selected, bear all expenses with respect to the determinations required to be made hereunder, and such assumptions shall be binding on parties hereunder, including on any Change in Control acquiring entity. The Company shall use commercially reasonable efforts to cause the accounting firm engaged to make the determinations hereunder to provide its calculations, together with detailed supporting documentation, to you and the Company no later than fifteen (15) calendar days after the date on which your right to a 280G Payment becomes reasonably likely to occur (if requested at that time by you or the Company) or such other reasonable time as requested by you or the Company.

4.3 If you receives a Payment for which the Reduced Amount was determined pursuant to clause (x) of the first paragraph of this Section and the Internal Revenue Service determines thereafter that some portion of the Payment is subject to the Excise Tax, you shall promptly return to the Company a sufficient amount of the Payment (after reduction pursuant to clause (x) of the first paragraph of this Section so that no portion of the remaining Payment is subject to the Excise Tax. For the avoidance of doubt, if the Reduced Amount was determined pursuant to clause (y) in the first paragraph of this Section, you shall have no obligation to return any portion of the Payment pursuant to the preceding sentence.

5.Dispute Resolution. Any dispute, controversy, or claim, whether contractual or non-contractual,

between you and the Company with regard to this policy shall be resolved by binding arbitration, as agreed to in your Employment Offer/Employment Agreement.

6.This Severance Policy, including the terms of the Severance Benefits, may be updated at the Company's discretion with Board of Directors approval.

By signing below, you agree to the terms and conditions set forth herein.

/s/ Aaron A. Ondrey
Aaron A. Ondrey

/s/ Michael E. Paolucci
Michael E. Paolucci
EVP, Chief People Officer
Mirati Therapeutics, Inc.